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Exhibit 10.15

EXECUTIVE POST-RETIREMENT BENEFITS AGREEMENT

        This Executive Retirement Benefits Agreement is made effective on the 31st day of December, 2012, by and between Oxford Industries, Inc. ("Oxford") and J. Hicks Lanier ("Executive").

BACKGROUND

A.
After serving as the Chief Executive Officer of Oxford for over 30 years, Executive notified the Board of Directors of Oxford (the "Board") of his intention to retire at the end of calendar year 2012.

B.
After his retirement, Executive is expected to remain as non-executive Chairman of the Board, a post he has also held for over 30 years.

C.
The Nominating, Compensation & Governance Committee of the Board (the "NC&G Committee") determined at its meeting of December 10, 2012 that, based in part on Executive's long-term dedication and leadership as Oxford's Chief Executive Officer and, in part, to assist him in continuing to provide services to Oxford as the non-executive Chairman of the Board, it is appropriate to provide Executive with certain post-retirement benefits.

D.
The purpose of this Agreement is to describe and memorialize the terms of the post-retirement benefits to be made available to Executive as approved by the NC&G Committee.

STATEMENT OF AGREEMENT

        In consideration for the mutual promises made herein and other good and valuable consideration, the parties hereby agree to the terms of this Agreement as follows:

        1.    Office Space, Secretarial Assistance and Parking.    During the period Executive serves as Chairman of the Board and to facilitate the provision by Executive of his duties in said capacity, Oxford will provide to Executive, at no cost to him, office space, secretarial assistance and parking, at Oxford's headquarters located at 999 Peachtree Street, Suite 600, Atlanta, Georgia 30309. In addition, following the termination of Executive's term as Chairman of the Board, Oxford will continue to provide to Executive, at no cost to him, office space, secretarial assistance and parking, at Oxford's headquarters; and such arrangement will last until the earliest of (i) December 31, 2022, (ii) the date Oxford ceases to maintain its headquarters at 999 Peachtree Street, or (iii) to the extent Executive notifies Oxford that he does not intend to use some or any of such facilities, the effective date of such notice.

        2.    Company Product Discounts.    For all periods after his retirement, Oxford will offer and make available to Executive the same discounts on company products that are generally available to active executive employees of Oxford as a group.

        3.    Medical Benefits.    For the period commencing on January 1, 2013 (i.e., the day immediately following the date of his separation from service as defined below) and continuing through the end of the calendar month in which Executive's current term as a director of Oxford expires (which is expected to be June 2015) (the "Coverage Period"), Oxford shall provide Executive with the following medical benefits:

          (a)    Executive Medical Plan.    To the extent Oxford continues to provide its executive medical plan to one or more active executives and Oxford is able to insure such coverage for Executive, Oxford shall cover Executive as a participant in such plan with the same spousal and other benefits as are available generally to active executive employees of Oxford.

          (b)    Alternative Coverage.    In the event that Executive's coverage under Oxford's executive medical plan ends before the end of the Coverage Period, then in lieu of coverage under that plan, Oxford will reimburse Executive for (i) Medicare Part D (i.e., prescription drug) premiums, (ii) the cost of supplemental Medicare insurance through AARP or a similar provider approved by Oxford, and (iii) annual dental premium costs for Executive and his spouse.

        4.    Section 409A Compliance.    Oxford intends the post-retirement benefits described above will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") to the full extent allowable under Section 409A, and such provisions shall be interpreted accordingly. To the extent that exemptions from Section 409A do not apply to the post-retirement benefits described above, this Agreement is intended to satisfy the rules and requirements of Section 409A and shall be interpreted accordingly. Such compliance shall include, without limitation, the following:

          (a)    Separation from Service.    For purposes of this Agreement, the term "separation from service" means "separation from service" as defined in Section 409A.

          (b)    Separate Payments.    Each payment hereunder shall be considered a separate payment for purposes of Section 409A.

          (c)    Reimbursements and In-Kind Benefits.    Notwithstanding anything in this Agreement or Oxford's other plans or policies to the contrary, (i) any taxable reimbursement made under this Agreement will be made on or before the last day of the calendar year following the calendar year in which the expense to be reimbursed was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except as permitted under Section 409A, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefits.

          (d)    6-Month Delay.    Notwithstanding anything in this Agreement to the contrary, to the extent any payments, reimbursements or benefits, which are to be paid or provided under this Agreement during the first 6 months following the date of Executive's separation from service, are not exempt from Section 409A, then such payments, reimbursements and/or benefits shall be delayed until 6 months after the date of Executive's separation from service. Any such payments, reimbursements or benefits that would otherwise be payable during such 6-month period shall be accumulated without interest and paid or provided in a lump sum on the 6-month anniversary of the date of Executive's separation from service.

        5.    Taxes and Withholding.    Executive will be responsible for paying all federal, state and local income and employment taxes on the value of the benefits provided under this Agreement, to the extent such benefits are subject to such taxes. Oxford will report the value of such taxable benefits and, correspondingly, will withhold taxes and other amounts from amounts payable to Executive, to the extent required by applicable law.

        6.    Miscellaneous.

          (a)    Notices.    All notices under this Agreement will be in writing and delivered by hand, courier or first class US mail, facsimile or e-mail (but, if given by facsimile or e-mail, a copy will be sent by hand, courier or first class US mail). Such notices will be addressed to the parties at the addresses given by each party to the other from time to time. A notice will be deemed given when sent; provided, if sent by first class US mail, a notice will be deemed given 3 days after its postmarked date.

          (b)    Entire Agreement.    This Agreement forms the entire agreement between the parties regarding the post-retirement benefits addressed herein. Executive acknowledges that Oxford has made no representations or promises to Executive with respect to such post-employment benefits, written or oral, other than those in this Agreement.

          (c)    Amendment.    No modification or amendment of this Agreement will be effective unless in writing and signed by both parties hereto.

          (d)    Successors.    Executive may not assign his rights under this Agreement. Oxford may assign this Agreement to any successor in interest or to any of its affiliates.

          (e)    Governing Law and Jurisdiction.    This Agreement will be governed by the laws of the State of Georgia, excepting its laws and principles related to conflicts of laws.

          (f)    Interpretation.    Section and subsection headings are provided only for convenience, and they are not intended to influence the meaning of the provisions.

          (g)    Counterparts.    This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement.

        IN WITNESS WHEREOF, Oxford has caused its duly authorized officer to execute this Agreement, and Executive has executed this Agreement, on the dates set forth next to their signatures.

/s/ J. HICKS LANIER J. HICKS LANIER	Date:	February 26, 2013

OXFORD INDUSTRIES, INC.
By:	/s/ THOMAS C. CHUBB III Thomas C. Chubb III, Chief Executive Officer and President	Date:	February 25, 2013

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  Exhibit 10.15
EXECUTIVE POST-RETIREMENT BENEFITS AGREEMENT
BACKGROUND
STATEMENT OF AGREEMENT